Exhibit 99

Investor Contact:	Mark E. Faford
(203) 229-2654
mefaford@archchemicals.com

Press Contact:	Dale N. Walter
(203) 229-3033
dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS FOURTH QUARTER AND FULL-YEAR 2009

EARNINGS AND PROVIDES 2010 GUIDANCE

Highlights:

•	2009 earnings were $1.88 per share; excluding special items, earnings were $1.91 per share.

•	Fourth quarter 2009 earnings were $0.11 per share and volumes improved 7 percent in the Company’s core Biocides businesses.

•	The Company generated free cash flow of approximately $85 million during 2009, largely driven by working capital management.

•	For the full-year 2010, sales are expected to grow by 8 to 10 percent and earnings are expected to be in the $1.90 to $2.10 per share range.

NORWALK, Conn., February 4, 2010 – ARCH CHEMICALS, INC. (NYSE: ARJ) announced full-year sales of $1,391.9 million in 2009 compared to $1,492.1 million reported in 2008. Earnings per share for the full-year 2009 were $1.88 per share on $47.1 million of income. Included in the 2009 operating results was a charge of $0.7 million, net of tax, or $0.03 per share, related to executive severance. Excluding the severance charge, earnings per share were $1.91 on $47.8 million of income for 2009, compared to earnings per share for 2008 of $2.49, which excluded $1.00 per share of special items. The special items in 2008 primarily consisted of a goodwill impairment charge for the Company’s industrial coatings business ($24.6 million, or $0.99 per share).

Segment operating income was $84.0 million in 2009 compared to $113.7 million in 2008.

“I am very pleased with our 2009 operating results, particularly our stronger-than-expected fourth quarter performance,” said Arch Chemicals’ Chairman, President and CEO Michael E. Campbell. “Our business leaders did an excellent job of executing on our strategies to drive profitable growth by improving productivity, increasing prices where possible, and growing market share – all done in a challenging, global market environment. In addition, our business teams successfully reduced Arch’s working capital, affording us the opportunity to pay down approximately $50 million of debt during the year.” Mr. Campbell added: “We also completed three new financing agreements in 2009, which further strengthened our balance sheet and provided us with added financial flexibility to support the long-term growth prospects in our core Biocides businesses. Together, these major accomplishments position Arch very well for 2010.”

The following compares segment sales and operating income (loss) for the fourth quarters of 2009 and 2008 (including equity in earnings of affiliated companies and excluding restructuring and impairment):

Treatment Products

Treatment Products reported sales of $290.4 million and operating income of $11.9 million, compared with sales of $260.5 million and operating income of $14.2 million in 2008.

HTH Water Products

HTH water products reported sales of $117.8 million and operating income of $0.6 million for 2009, compared to sales of $100.3 million and an operating loss of $0.8 million for 2008.

Sales increased $17.5 million, or 17 percent, due to favorable foreign exchange and higher volumes. The higher volumes were principally due to increased demand in Latin America. Additionally, in North America, increased demand from the repacker and professional pool dealer segments more than offset lower volumes from the mass retailer segment due to timing.

Operating results improved $1.4 million principally due to a pre-tax benefit of $1.0 million arising from the antidumping duty ruling benefit for the review period of June 1, 2007 to May 31, 2008.

Personal Care and Industrial Biocides

Personal care and industrial biocides reported sales of $75.6 million and operating income of $10.9 million, compared to sales and operating income of $68.8 million and $17.9 million, respectively, in 2008.

Sales increased $6.8 million, or 10 percent, principally due to higher volumes. Lower pricing was mostly offset by favorable foreign exchange. The higher volumes were primarily due to strong demand for biocides used in antidandruff products and other health and hygiene applications, including surface disinfection products. Higher volumes for biocides used in building products were offset by lower volumes for biocides used in antifouling paints. The lower pricing principally related to health and hygiene products.

Operating income decreased $7.0 million as lower pricing, higher unabsorbed costs resulting from an inventory reduction program and higher toxicology and regulatory spending more than offset higher volumes. Additionally, operating results for 2008 included foreign currency gains and $0.9 million of income from the sale of rights to certain intellectual property.

Wood Protection and Industrial Coatings

Wood protection and industrial coatings reported sales of $97.0 million and operating income of $0.4 million, compared to sales and an operating loss of $91.4 million and $2.9 million, respectively, in 2008.

Sales increased $5.6 million, or six percent, as favorable foreign exchange more than offset lower volumes. Lower volumes in the industrial coatings business were partially offset by higher volumes in the wood protection business. The lower volumes in the industrial coatings business were attributable to continued weakness in its markets. The higher volumes in the wood protection business were due to increased demand in Europe, partially offset by reduced demand in North America for the industrial sector.

Operating results improved $3.3 million over the prior year as lower raw material costs and cost-reduction initiatives for both businesses more than offset the lower volumes.

Performance Products

Performance Products reported sales of $43.1 million and operating income of $4.8 million, compared with sales and operating income of $47.0 million and $13.6 million, respectively, in 2008.

Performance urethanes sales decreased eight percent over the prior year due to lower pricing as selling price increases lagged the rising oil-based raw material costs and due to competitive activities in the polyol market. Included in 2008 operating income is a gain of $1.1 million related to a Brazilian state import tax claim. Excluding this gain, operating income decreased by $8.0 million due to higher raw material costs, as propylene costs in last year’s quarter settled at a then six-year low.

Hydrazine sales and operating income were comparable to 2008.

General Corporate Expenses

General corporate expenses increased $1.0 million due to higher compensation-related expense. 2008 included lower compensation-related expense as a result of the mark-to-market impact of the lower stock price during 2008 on the Company’s performance-based stock awards and deferred compensation plans. The increase in compensation-related expense was partially offset by the unfavorable foreign exchange in 2008 associated with certain dollar-denominated loans of the Company’s foreign subsidiaries.

Antidumping Ruling

At the request of the Company’s supplier, the U.S. Department of Commerce (“DOC”) initiated an administrative review to determine the final antidumping duty rate on imports of the Company’s chlorinated isocyanurates (“isos”) during the period of June 1, 2007 through May 31, 2008. During the fourth quarter, the DOC determined that the final rate for the Company’s supplier should be reduced to 20 percent for this entire period. As a result, the Company recorded a pre-tax benefit of $1.0 million in the fourth quarter of 2009.

Based upon the final determination for the period of June 1, 2007 through May 31, 2008, the Company has begun paying cash deposits for imports at a rate of approximately 20 percent.

2010 Outlook

The Company expects full-year 2010 sales to increase by approximately eight to ten percent as a result of strong organic growth from the biocides businesses. Earnings per share are forecast to be in the $1.90 to $2.10 range. This forecast reflects the long-planned reduction in contract manufacturing of $12 million, or approximately $0.30 per share, in the non-core performance urethanes business. Depreciation and amortization is estimated to be in the $45 to $50 million range, while capital spending should be in the $35 to $40 million range. The effective tax rate is estimated to be in the 35 to 36 percent range.

The Company’s 2010 outlook assumes modestly improving market conditions in many of the Company’s key regions and normal weather patterns in North America. The HTH water products business is expected to report higher profits driven by improved volumes in North America, Latin America and South Africa. The guidance assumes the Company will recognize a pre-tax benefit (approximately $3 million) from a lower antidumping duty rate due to the expected favorable final ruling in 2010 of the first administrative period under appeal, which covers isos purchased from December 31, 2004 to May 31, 2006. This estimated benefit is expected to be offset by a pre-tax charge from an anticipated higher antidumping duty rate for the fourth administrative period under review covering isos purchased from June 1, 2008 to May 31, 2009.

The Company expects improved operating results for personal care and industrial biocides due to higher volumes, favorable raw material and sourcing costs and increased production rates, which should more than offset increased spending for regulatory and toxicology compliance. The increased demand for the Company’s biocides is expected in health and hygiene applications and in industrial applications for building products and plastics as a result of improving market conditions and market penetration. Wood protection and industrial coatings results are forecast to improve as a result of a moderate recovery in the global housing and construction markets in 2010, in addition to new customer acquisitions and new applications in the wood protection business. Performance products results are expected to be significantly below 2009 due to the anticipated reduction in contract manufacturing business in the performance urethanes business and higher plant costs related to manufacturing hydrazine propellants for the U.S. government. In addition, the Company expects to have higher pension expense and increased interest expense.

For the first quarter, the Company anticipates earnings per share to be in the breakeven to $0.10 per share range, compared to earnings of $0.13 per share during the first quarter of 2009. The expected decrease in first quarter results is due to lower performance urethanes results caused by a reduction in its contract manufacturing business. The Company is projecting a year-over-year improvement from its wood protection and industrial coatings business in the quarter to be offset by lower HTH water products results due to timing. In addition, the Company anticipates higher pension expense.

“2010 should be another good year for Arch Chemicals, led by the growth in our biocides businesses. I’m confident that we’re well positioned to capitalize on profitable, global growth opportunities as markets recover. Our relentless commitment to increase profit margins, maximize cash generation, improve operational excellence and optimize our portfolio to focus on our core biocides businesses will help deliver long-term shareholder value, including maintaining an attractive dividend,” said Mr. Campbell.

Note: All references to earnings per share above reflect diluted earnings per share. The Company defines free cash flow as operating cash flows less capital expenditures.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.4 billion. Arch and its subsidiaries provide innovative, chemistry-based and related solutions to selectively destroy and control the growth of harmful microbes. The Company’s concentration is in water treatment, hair and skin care products, treated wood, preservation and protection applications such as for paints and building products, and health and hygiene applications. Arch Chemicals operates in two segments: Treatment Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ fourth quarter 2009 earnings conference call on Thursday, February 4, 2010 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•

If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (877) 397-0298, passcode 9422868, in the United States, or (719) 325-4753, passcode 9422868, outside the United States.

•

A telephone replay will be available from 1:00 p.m. on Thursday, February 4, 2010 until 6:00 p.m. (ET) on Thursday, February 11, 2010. The replay number is (888) 203-1112, passcode 9422868; from outside the United States, please call (719) 457-0820, passcode 9422868.

Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; continued weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; loss of key customers; the Company’s ability to maintain chemical price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; a change in the antidumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; and gains or losses on derivative instruments.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Income (a)

(In millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Sales	$333.5	$307.5	$1,391.9	$1,492.1
Cost of Goods Sold (b)	241.6	218.3	979.3	1,063.3
Selling and Administration	81.7	69.9	305.4	295.5
Research and Development	6.0	4.8	22.7	21.8
Other (Gains) and Losses (c)	-	(1.8)	-	(1.8)
Restructuring and Other Expense (d)	-	-	1.1	1.3
Impairment Charge (e)	-	25.8	-	25.8
Interest Expense, Net (f)	3.1	3.5	12.2	10.7

Income (Loss) from Continuing Operations Before Equity in Earnings of Affiliated Companies and Taxes	1.1	(13.0)	71.2	75.5
Equity in Earnings of Affiliated Companies	0.2	0.2	0.6	0.4
Income Tax (Benefit) Expense	(1.4)	6.1	24.7	38.9

Net Income (Loss)	$2.7	$(18.9)	$47.1	$37.0

Basic Income (Loss) Per Common Share	$0.11	$(0.75)	$1.89	$1.49

Diluted Income (Loss) Per Common Share	$0.11	$(0.75)	$1.88	$1.49

Weighted Average Common Stock Outstanding - Basic	25.0	24.8	25.0	24.8
Weighted Average Common Stock Outstanding - Diluted	25.1	24.8	25.1	24.9

(a)	Unaudited.
(b)	The three and twelve months ended December 31, 2009 include a $2.9 million LIFO decrement and a $1.0 million benefit related to the favorable antidumping duty ruling for the period of review from June 1, 2007 through May 31, 2008.

The twelve months ended December 31, 2008 include a $11.5 million benefit related to the favorable antidumping duty ruling for the period of review from June 1, 2006 through May 31, 2007.

(c)	The three and twelve months ended December 31, 2008 represent the reversal of penalties and interest related to a Brazilian state import tax claim recorded in 2004 of $1.4 million due to the expiration of the statute of limitations and a $0.4 million gain from a revised estimate of shutdown costs related to the completion of a contract with the U.S. Government in 2007.
(d)	The twelve months ended December 31, 2009 represent executive severance. The twelve months ended December 31, 2008 represent a charge related to a pension settlement associated with severance recorded in 2007.
(e)	The three and twelve months ended December 31, 2008 represent a $24.6 million goodwill impairment charge for the industrial coatings business and a $1.2 million impairment charge of certain manufacturing assets for the wood protection and industrial coatings businesses.
(f)	The twelve months ended December 31, 2008 include $1.2 million of interest income related to the favorable antidumping duty ruling for the period of review from June 1, 2006 through May 31, 2007.

Arch Chemicals, Inc.

Reconciliation of GAAP to Non-GAAP Information (a)

(In millions, except per share amounts)

The following table reconciles net income and diluted income per share for the twelve months ended December 31, 2009 to net income and diluted income per share before executive severance. The table is being provided in order to provide comparability to the Company’s earnings guidance for the twelve months ended December 31, 2009 and in order to provide comparability to the twelve months ended December 31, 2008.

	Twelve Months Ended December 31, 2009
	Income	EPS
Net Income	$47.1	$1.88
Add: Executive severance, net of tax (b)	0.7	0.03

Net Income before executive severance	$47.8	$1.91

The following table reconciles net income and diluted income per share for the twelve months ended December 31, 2008 to income and diluted income per share before restructuring, impairment and other (gains) and losses. The table is being provided in order to provide comparability to the twelve months ended December 31, 2009.

	Twelve Months Ended December 31, 2008
	Income	EPS
Net Income	$37.0	$1.49
Add: Impairment Charge, net of tax (c)	25.3	1.02
Add: Restructuring, net of tax (d)	0.8	0.03
Less: Other (Gains) and Losses, net of tax (e)	(1.1)	(0.05)

Net Income before Impairment, Restructuring and Other (Gains) and Losses	$62.0	$2.49

(a)	Unaudited.
(b)	Represents a charge for executive severance.
(c)	Represents a $24.6 million goodwill impairment charge for the industrial coatings business and a $1.2 million pre-tax impairment charge of certain manufacturing assets for the wood protection and industrial coatings businesses.
(d)	Represents a charge related to a pension settlement associated with severance recorded in 2007.
(e)	Represents a $1.4 million pre-tax gain from the reversal of penalties and interest related to a Brazilian state import tax claim recorded in 2004 due to the expiration of the statute of limitations and a $0.4 million pre-tax gain from a revised estimate of shutdown costs related to the completion of a contract with the U.S. Government in 2007.

Arch Chemicals, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

	December 31, 2009 (a)	December 31, 2008
Assets:
Cash & Cash Equivalents	$70.1	$50.8
Accounts Receivable, Net (b)	161.3	184.2
Short-Term Investment (b)	76.0	56.0
Inventories, Net	171.1	216.1
Other Current Assets	16.3	19.6

Total Current Assets	494.8	526.7
Investments and Advances - Affiliated Companies at Equity	2.0	1.5
Property, Plant and Equipment, Net	214.9	212.2
Goodwill	205.8	199.6
Other Intangibles	180.3	183.0
Other Assets	112.7	109.4

Total Assets	$1,210.5	$1,232.4

Liabilities and Shareholders’ Equity:

Short-Term Borrowings	$11.1	$18.5
Current Portion of Long-Term Debt	21.9	-
Accounts Payable	148.0	180.1
Accrued Liabilities	84.2	75.9

Total Current Liabilities	265.2	274.5
Long-Term Debt	257.7	314.5
Other Liabilities	282.7	281.5

Total Liabilities	805.6	870.5
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
25.0 Shares Issued and Outstanding (24.8 in 2008)	25.0	24.8
Additional Paid-in Capital	461.4	457.2
Retained Earnings	91.2	64.1
Accumulated Other Comprehensive Loss	(172.7)	(184.2)

Total Shareholders’ Equity	404.9	361.9

Total Liabilities and Shareholders’ Equity	$1,210.5	$1,232.4

(a)	Unaudited.
(b)	The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and amounts not yet collected from customers have been reflected as a short-term investment. At both December 31, 2009 and 2008, the Company had not sold any receivables.

Arch Chemicals, Inc.

Condensed Consolidated Statements of Cash Flows (a)

(In millions)

Twelve Months Ended December 31,	2009	2008
Operating Activities:
Net Income	$47.1	$37.0
Adjustments to Reconcile Net Income to Net Cash and Cash Equivalents Provided by Operating Activities:
Equity in Earnings of Affiliates	(0.6)	(0.4)
Other (Gains) Losses	-	(1.8)
Depreciation and Amortization	46.7	45.5
Deferred Taxes	17.0	18.2
Impairment Charge	-	25.8
Restructuring (Payments) Expense, Net	(0.2)	(0.8)
Changes in Assets and Liabilities, Net of Purchase and Sale of Businesses:
Accounts Receivable Securitization Program	-	-
Receivables	14.6	(12.4)
Inventories	56.8	(17.9)
Other Current Assets	2.1	1.3
Accounts Payable and Accrued Liabilities	(34.9)	(31.2)
Noncurrent Liabilities (b)	(31.5)	(10.4)
Other Operating Activities	(0.7)	(7.5)

Net Operating Activities	116.4	45.4

Investing Activities:
Capital Expenditures	(29.9)	(53.3)
Businesses Acquired in Purchase Transaction, Net of Cash Acquired	0.3	(125.5)
Proceeds from Sale of a Business	1.2	3.7
Proceeds from Sale of Land and Property	-	0.7

Net Investing Activities	(28.4)	(174.4)

Financing Activities:
Long-Term Debt Borrowings	201.3	150.0
Long-Term Debt Repayments	(239.4)	(14.6)
Short-Term (Repayments) Borrowings, Net	(10.4)	(7.0)
Dividends Paid	(20.0)	(19.9)
Other Financing Activities	0.2	1.3

Net Financing Activities	(68.3)	109.8

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.4)	(3.7)

Net Increase (Decrease) in Cash and Cash Equivalents	19.3	(22.9)
Cash and Cash Equivalents, Beginning of Year	50.8	73.7

Cash and Cash Equivalents, End of Period	$70.1	$50.8

(a)	Unaudited.
(b)	2009 includes $42.3 million of voluntary contributions for the Company’s U.S. pension plans.

Arch Chemicals, Inc.

Segment Information (a)

(In millions)

	2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales:
Treatment Products:
- HTH Water Products	$102.7	$202.5	$128.1	$117.8	$551.1
- Personal Care and Industrial Biocides	68.1	73.5	77.8	75.6	295.0
- Wood Protection and Industrial Coatings	78.2	99.9	103.8	97.0	378.9

Total Treatment Products	249.0	375.9	309.7	290.4	1,225.0
Performance Products:
- Performance Urethanes	41.0	34.3	35.8	39.1	150.2
- Hydrazine	3.7	4.0	5.0	4.0	16.7

Total Performance Products	44.7	38.3	40.8	43.1	166.9

Total Sales	$293.7	$414.2	$350.5	$333.5	$1,391.9

Segment Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products (c)	$9.7	$45.9	$9.0	$0.6	$65.2
- Personal Care and Industrial Biocides	11.3	7.8	13.6	10.9	43.6
- Wood Protection and Industrial Coatings	(6.4)	0.4	2.6	0.4	(3.0)

Total Treatment Products	14.6	54.1	25.2	11.9	105.8
Performance Products:
- Performance Urethanes	2.0	0.9	2.4	3.6	8.9
- Hydrazine	0.7	0.5	1.0	1.2	3.4

Total Performance Products	2.7	1.4	3.4	4.8	12.3

	17.3	55.5	28.6	16.7	118.1
General Corporate Expenses (d)	(8.2)	(5.4)	(8.2)	(12.3)	(34.1)

Total Segment Operating Income, including Equity in Earnings of Affiliated Companies	9.1	50.1	20.4	4.4	84.0
Equity In Earnings of Affiliated Companies	(0.1)	(0.1)	(0.2)	(0.2)	(0.6)

Total Operating Income	9.0	50.0	20.2	4.2	83.4
Interest Expense, net	(3.9)	(2.4)	(2.8)	(3.1)	(12.2)

Total Income from Continuing Operations before Equity in Earnings of Affiliated Companies and Taxes	$5.1	$47.6	$17.4	$1.1	$71.2

	2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales:
Treatment Products:
- HTH Water Products	$97.8	$191.6	$111.9	$100.3	$501.6
- Personal Care and Industrial Biocides	80.4	87.6	78.8	68.8	315.6
- Wood Protection and Industrial Coatings	115.4	132.2	120.2	91.4	459.2

Total Treatment Products	293.6	411.4	310.9	260.5	1,276.4
Performance Products:
- Performance Urethanes	49.0	52.8	52.5	42.7	197.0
- Hydrazine	4.5	5.4	4.5	4.3	18.7

Total Performance Products	53.5	58.2	57.0	47.0	215.7

Total Sales	$347.1	$469.6	$367.9	$307.5	$1,492.1

Segment Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products (c,e)	$6.0	$43.4	$17.3	$(0.8)	$65.9
- Personal Care and Industrial Biocides	15.9	16.0	12.3	17.9	62.1
- Wood Protection and Industrial Coatings	(0.3)	4.0	1.6	(2.9)	2.4

Total Treatment Products	21.6	63.4	31.2	14.2	130.4
Performance Products:
- Performance Urethanes (e)	(0.3)	(2.0)	5.7	12.7	16.1
- Hydrazine (f)	-	0.2	-	0.9	1.1

Total Performance Products	(0.3)	(1.8)	5.7	13.6	17.2

	21.3	61.6	36.9	27.8	147.6
General Corporate Expenses (d)	(9.1)	(5.9)	(7.6)	(11.3)	(33.9)

Total Segment Operating Income (Loss) including Equity in Earnings of Affiliated Companies	12.2	55.7	29.3	16.5	113.7
Restructuring and Impairment (g)	-	-	(1.3)	(25.8)	(27.1)
Equity In Earnings of Affiliated Companies	(0.1)	-	(0.1)	(0.2)	(0.4)

Total Operating Income (Loss)	12.1	55.7	27.9	(9.5)	86.2
Interest Expense, net (h)	(3.3)	(2.7)	(1.2)	(3.5)	(10.7)

Total Income (Loss) from Continuing Operations before Equity in Earnings of Affiliated Companies and Taxes	$8.8	$53.0	$26.7	$(13.0)	$75.5

(a)	Unaudited.
(b)	Includes equity in earnings of affiliated companies and excludes restructuring and impairment.
(c)	Fourth quarter and year-to-date 2009 include a benefit related to the antidumping duty ruling for the period of review from June 1, 2007 through May 31, 2008 of $1.0 million. Third quarter and year-to-date 2008 include a benefit related to the antidumping duty ruling for the period of review from June 1, 2006 through May 31, 2007 of $11.5 million.
(d)	Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company’s accounts receivable securitization program and certain pension expenses.

In addition, third quarter and year-to-date 2009 include $1.1 million of executive severance.

(e)	Fourth quarter and year-to-date 2008 include the reversal of penalties and interest related to a Brazilian state import tax claim recorded in 2004 of $0.3 million and $1.1 million for HTH Water Products and Performance Urethanes, respectively, due to the expiration of the statute of limitations.
(f)	Fourth quarter and year-to-date 2008 include a $0.4 million gain from a revised estimate of shutdown costs related to the completion of a contract with the U.S. Government in 2007.
(g)	Fourth quarter and year-to-date 2008 include a $24.6 million goodwill impairment charge for the industrial coatings business and a $1.2 million impairment charge of certain manufacturing assets for the wood protection and industrial coatings businesses.

Third quarter and year-to-date 2008 include a charge related to a pension settlement associated with severance recorded in 2007.

(h)	Third quarter and year-to-date 2008 include $1.2 million of interest income related to the favorable antidumping ruling for the period of review from June 1, 2006 through May 31, 2007.